EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

      We consent to the incorporation by reference in Registration Statement No. 333-76092 of EarthShell Corporation on Form S-3 of our report dated April 29, 2003 (April 13, 2004 as to the one-for-twelve reverse stock split of EarthShell Corporation's common stock) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to EarthShell Corporation's ability to continue as a going concern), appearing in this Annual Report on Form 10-K of EarthShell Corporation for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Los Angeles, California
April 13, 2004